Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated October 30, 2026, with respect to our audit of ClimateRock Holdings Limited (the “Company”) financial statements as of December 31, 2025 and for the year then ended, in ClimateRock Holdings Limited’s Amendment No. 13 to the Form F-4.

Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Simon & Edward

Simon & Edward

Independent Registered Public Accounting Firm

Rowland Heights, California

October 30, 2026